24/7 Media, Inc.

                                Lock-Up Agreement

                                                          ______________, 1998

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Allen & Company, Inc.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
North Tower
World Financial Tower
New York, New York 10281-1209

        Re: Proposed Public Offering by 24/7 Media, Inc.

Dear Sirs and Madams:

               The undersigned, a stockholder, officer or director of 24/7 Media, Inc. (the "Company"), understands that Merrill Lynch & Co. ("Merrill Lynch"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Allen & Company, Inc. propose to enter into a Purchase Agreement (the "Purchase Agreement") with the Company providing for the public offering of shares of the Company's common stock, par value $ .01 per share, (the "Common Stock"). In recognition of the benefit that such offering will confer upon the undersigned as a stockholder, officer or director of the Company, and for other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Purchase Agreement that, during a period of 180 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant an option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether such swap or transaction is to be settled by the delivery of Common Stock or some other securities, in cash or otherwise.

        Notwithstanding the foregoing, the undersigned may transfer the undersigned's shares of Common Stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to

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be bound by the restrictions set forth herein, (ii) as a transfer to any trust for the direct benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, (iii) as a distribution to limited partners, constituent members or shareholders of the undersigned, provided that such partners, constituent members or shareholders agree to be bound by the restrictions set forth herein or (iv) with the prior written consent of Merrill Lynch & Co. on behalf of the underwriters named in the Purchase Agreement. For purposes of this Lock-Up Agreement, the term "immediate family"shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

        The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the shares of the Company's capital stock owned by the undersigned except in compliance with the foregoing restrictions.

        The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the IPO. The undersigned further understands and agrees that this agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.


                                       Very truly yours,

                                       Signature:    ___________________________

                                       Print Name:   ___________________________